EXHIBIT 99.1
TranS1 Inc. Reports Operating Results for the First Quarter of 2008
Highlights:
First quarter revenues increased 92% to a record $6.0 million compared to the first quarter of 2007
673 TranS1 procedures performed in the quarter
Gross margin was 82.6% for the quarter
GAAP loss per share was $0.12 for the quarter
Non-GAAP loss per share was $0.10 for the quarter
WILMINGTON, NC — (PRIME NEWSWIRE)—May 1, 2008—TranS1 Inc. (NASDAQ:TSON), a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease affecting the lower lumbar region of the spine, today announced its financial results for the first quarter ended March 31, 2008.
Revenues were $6.0 million in the first quarter of 2008, representing a 92% increase over revenues of $3.1 million in the first quarter of 2007. Gross margin was 82.6% in the first quarter, an increase from 81.1% in the first quarter of 2007.
Operating expenses were $8.3 million in the first quarter of 2008 compared to $4.4 million in the first quarter of 2007. The increase in operating expenses is primarily attributable to an increase in sales and marketing costs as a result of the continued expansion of the direct sales force and increased commissions as a result of increased sales. Additionally, general and administrative costs increased primarily due to the addition of personnel and increased legal and professional fees.
Net loss was $2.4 million and $1.7 million for the quarters ended March 31, 2008 and 2007, respectively. GAAP net loss per common share was $0.12 in the first quarter of 2008 compared to a net loss per share of $0.69 in the first quarter of 2007.
For the quarter ended March 31, 2008, on a non-GAAP basis, adjusting for non-cash stock compensation expense, net loss was $0.10 per common share based upon 19,930,000 weighted average common shares outstanding. For the quarter ended March 31, 2007, on a non-GAAP basis, adjusting for non-cash stock compensation expense, the issuance of 6.3 million shares of common stock from the company’s initial public offering in October 2007 and the conversion of preferred stock into common stock in connection with the public offering, net loss was $0.07 per common share based upon 19,567,000 weighted average common shares outstanding.

Cash, cash-equivalents and investments were $91.6 million as of March 31, 2008. In October, TranS1 completed its initial public offering, resulting in net proceeds of approximately $86.7 million.
Richard Randall, President and Chief Executive Officer of TranS1 said, “We are pleased with our first quarter revenue growth. Underlying this performance is the continued addition of more spine surgeons adopting the AxiaLIF procedure, as well as the broadening of clinical indications for existing surgeon customers as they gain experience with the procedure and the clinical benefits to their patients.”
Conference Call
TranS1 will host a conference call today at 4:30 pm EDT to discuss its first quarter financial results. To listen to the conference call on your telephone, please dial 877-397-0300 for domestic callers and 719-325-4897 for international callers approximately ten minutes prior to the start time. The call will be concurrently webcast. To access the live audio broadcast or the subsequent archived recording, visit the TranS1 Web site at www.trans1.com under the investor relations section.
Non-GAAP Measures
Management uses certain non-GAAP financial measures such as non-GAAP net loss and net loss per share, which exclude stock based compensation and include the assumed conversion of preferred stock to common stock. This non-GAAP presentation is given in part to enhance the understanding of the company’s historical financial performance and comparability between periods. The company believes that the non-GAAP presentation to exclude stock-based compensation and the assumed conversion of preferred stock to common stock is relevant and useful information that will be widely used by investors and analysts. Accordingly, the company is disclosing this information to permit additional analysis of the company’s performance. These non-GAAP measures are not in accordance with, or an alternative for, GAAP, and may be different from non-GAAP measures used by other companies. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP. A reconciliation of the GAAP financial measures to the comparable non-GAAP financial measure is included below.
About TranS1 Inc.
TranS1 is a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease affecting the lower lumbar region of the spine. TranS1 currently markets two single-level fusion products — the AxiaLIF® and the AxiaLIF 360º™ in the US and Europe. In addition, the company currently markets a two-level fusion product — the AxiaLIF 2L™ in Europe. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.

Forward-Looking Statements
This press release includes forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. These risks and uncertainties include, among other things, risks associated with the adoption of a new technology by spine surgeons, product development efforts, regulatory requirements, maintenance and prosecution of adequate intellectual property protection and other economic and competitive factors. These forward looking statements are based on the company’s expectations as of the date of this press release and the company undertakes no obligation to update information provided in this press release. For a discussion of risks and uncertainties associated with TranS1’s business, please review the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007.

TranS1 Inc.
Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Revenue	$5,978	$3,115
Cost of revenue	1,038	590

Gross profit	4,940	2,525

Operating expenses:
Research and development	1,215	889
Sales and marketing	5,697	3,071
General and administrative	1,407	444

Total operating expenses	8,319	4,404

Operating loss	(3,379)	(1,879)
Interest income	940	182

Net loss	$(2,439)	$(1,697)

Net loss per common share — basic and diluted	$(0.12)	$(0.69)

Weighted average common shares outstanding — basic and diluted	19,930	2,449

Stock-based compensation is included in operating expenses in the following categories:
Cost of revenue	$14	12
Research and development	91	31
Sales and marketing	275	293
General and administrative	143	50

	$523	386

Reconciliation of First Quarter Results
(in thousands, except per share amounts)
(Unaudited)	2008	2007

GAAP net loss	$(2,439)	$(1,697)
Stock based compensation	523	386

Non-GAAP net loss	$(1,916)	$(1,311)

Shares used in computing GAAP loss per share	19,930	2,449
Assumed issuance of common shares from initial public offering	—	6,325
Assumed conversion of preferred stock to common stock	—	10,793

Shares used in computing non-GAAP loss per share	19,930	19,567

Non-GAAP loss per share	$(0.10)	$(0.07)

TranS1 Inc.
Balance Sheets
(in thousands)
(Unaudited)

	March 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$39,003	$64,676
Short-term investments	40,198	29,245
Accounts receivable, net	3,524	3,225
Inventory	3,649	4,025
Prepaid expenses and other assets	628	597

Total current assets	87,002	101,768
Property and equipment, net	1,338	1,088
Long-term investments	12,372	—

Total assets	$100,712	$102,856

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,746	$1,631
Accrued expenses	1,399	1,786

Total current liabilities	3,145	3,417

Stockholders’ equity
Common stock	2	2
Additional paid-in capital	130,892	130,325
Accumulated deficit	(33,327)	(30,888)

Total stockholders’ equity	97,567	99,439

Total liabilities and stockholders’ equity	$100,712	$102,856

TranS1 Inc.
Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(2,439)	$(1,697)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	170	128
Stock-based compensation	523	386
Allowance for excess and obsolete inventory	(1)	45
Provision for bad debts	18	8
Changes in operating assets and liabilities:
Increase in accounts receivable	(317)	(584)
Decrease (increase) in inventory	377	(674)
(Increase) decrease in prepaid expenses	(31)	70
Increase (decrease) in accounts payable	115	(161)
(Decrease) increase in accrued liabilities	(387)	376

Net cash used in operating activities	(1,972)	(2,103)

Cash flows from investing activities:
Purchase of property and equipment	(420)	(124)
Purchases of short-term investments	(20,778)	(1,432)
Sales of short-term investments	9,825	5,800
Purchases of long-term investments	(12,372)	—

Net cash provided by (used in) investing activities	(23,745)	4,244

Cash flows from financing activities:
Proceeds from issuance of common stock	44	8

Net cash provided by financing activities	44	8

Net increase (decrease) in cash and cash equivalents	(25,673)	2,149
Cash and cash equivalents, beginning of period	64,676	5,034

Cash and cash equivalents, end of period	$39,003	$7,183

CONTACT:
Investors:
TranS1 Inc.
Michael Luetkemeyer, 910-332-1700
Chief Financial Officer
or
Westwicke Partners
Mark Klausner, 410-321-9651
mark.klausner@westwickepartners.com
Source: TranS1 Inc.